EXHIBIT 10.6

NON-COMPETITION AGREEMENT

This Non-Competition Agreement (this “Agreement”) is entered into as of the 17th day of October, 2006, by and among (i) Pacific Ethanol, Inc., a Delaware corporation (“Buyer”), (ii) Front Range Energy, LLC, a Colorado limited liability company (the “Company”), and (iii)  _____________(the “Individual”). Capitalized terms not defined herein shall have the respective meanings ascribed to such terms in the Membership Interest Purchase Agreement, dated as of the date hereof, by and between Eagle Energy, LLC, a South Dakota limited liability company (“Seller”), and Buyer (the “Purchase Agreement”).

Whereas, the Company is currently engaged in the business of the construction, operation and management of corn ethanol plants (the “Restricted Business”);

Whereas, the Individual has served as a member, manager, director or officer of Seller and, as a result of his position with Seller, is in possession of confidential and proprietary information relating to the Restricted Business;

Whereas, Buyer and Seller are parties to the Purchase Agreement, pursuant to which Buyer will purchase 10,094.595 Class B Voting Units of the Company, representing approximately 42% of the outstanding membership interests of the Company, from Seller;

Whereas, Buyer and the Company desire to preserve and protect the assets of the Company, including, without limitation, its goodwill, staff resources, customers and trade secrets of which Individual has knowledge; and

Whereas, as a condition to its willingness to enter into the Purchase Agreement, Buyer has required that the Individual enter into this Agreement.

Now, Therefore, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties, intending to be legally bound, hereby agree as follows:

1.	Certain Covenants.

(a) Noncompetition. The Individual covenants and agrees that during the period commencing as of the date hereof and ending on the two (2) year anniversary of the Closing Date (the “Covenant Period”), except with the express prior written consent of the Chief Executive Officer of each of Buyer and the Company, the Individual shall not engage in or carry on, or permit his name to be used in connection with, any business either for himself or as a member, executive, employee, stockholder (other than as the holder of not more than one percent (1%) of the total outstanding stock of a publicly held company), investor, officer, manager or director of a corporation, partnership or other business association or as an agent, associate or consultant of any Person, in competition with the Restricted Business, as conducted by the Company, Buyer or any of their Affiliates, within a fifty (50) mile radius of the Company’s ethanol production facility located in Windsor, Colorado. The parties intend that the covenants contained in this Section 1(a) shall be deemed to be a series of separate covenants, one for each county in Colorado within such radius and, except for geographic coverage, each such separate covenant shall be identical in terms to the covenant contained in this Section 1(a). For purposes of this Agreement, “Person” shall be broadly interpreted to include any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity or governmental body.

(b) Nondisclosure of Information. The Individual acknowledges that all Confidential Information (as defined below) known or obtained by him, whether before or after the date hereof, is the property of the Restricted Business. Therefore, the Individual agrees that he will not, during the Covenant Period, disclose to any Person or use for his own account, or for the benefit of any third party, any Confidential Information, whether in the Individual’s memory or embodied in writing or other physical form, without the written consent of the Chief Executive Officer of each of Buyer and the Company. This restriction shall not apply to the extent that such Confidential Information is or becomes generally known to and available for use by the public other than as a result of the Individual’s fault or the fault of any other Person bound by a duty of confidentiality to the Company, Buyer or any of their Affiliates or is made available to the Individual by a third party having a right to do so. Furthermore, this restriction shall not apply to the extent specific Confidential Information is required by Law or by the order of any Government Authority to be disclosed; provided that the Individual, prior to making such legally required or compelled disclosure, shall provide such notification as is reasonable in the circumstances to the Chief Executive Officer of each of Buyer and the Company and shall assist Buyer and the Company in obtaining an appropriate protective order.

(c) Materials. The Individual agrees to deliver to Buyer at any time Buyer may request, all documents, memoranda, notes, plans, records, reports and other documentation, models, components, devices or computer software, whether embodied in a disk or in other form (and all copies of all of the foregoing), relating to the Restricted Business and any other Confidential Information that the Individual may then possess or have under his control.

(d) Confidential Information.“Confidential Information” means the following: (i) any and all trade secrets concerning the Restricted Business, including, without limitation, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing and distribution methods and processes, customer lists, details of contracts with customers, consultants, suppliers or employees, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures; (ii) any and all information concerning the Restricted Business, including, without limitation, historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials, however documented; and (iii) any and all notes, analysis, compilations, studies, summaries and other material prepared by or for the Restricted Business containing or based, in whole or in part, on any information included in the foregoing.

(e) Nonservicing and Nonhiring.

(i) The parties acknowledge and agree that the Individual, through his association with Seller, has acquired a considerable amount of knowledge and goodwill with respect to actual and prospective clients and customers of the Restricted Business, which knowledge and goodwill are extremely valuable to the Company and Buyer and which would be extremely detrimental to the Company and Buyer if used by the Individual in a manner adverse to the interests of the Company or Buyer. The parties acknowledge and agree that, because of the nature of the Restricted Business, it is necessary to afford fair protection to Buyer and the Company, as provided in this Section 1(e).

(ii) As a material inducement to Buyer to enter into the Purchase Agreement, the Individual covenants and agrees that, during the Covenant Period, except if the Individual is acting as an employee, agent, or consultant of the Company or Buyer solely for the benefit of the Company or Buyer in connection with the Restricted Business and in accordance with the Company’s or Buyer’s business practices and employee policies, as determined from time to time by the Company’s or Buyer’s Board of Directors or Managers, as applicable, the Individual shall not, directly, indirectly or in concert with any other Person, divert business from or induce competition with the Restricted Business with any Person who (A) is on the date hereof, a client or customer of the Restricted Business, (B) becomes a client or customer of the Restricted Business during the Covenant Period, or (C) prior to or during the Covenant Period was or is being contacted by the Company, Buyer or any of their Affiliates in furtherance of the Restricted Business as a prospective client or customer, whether for or on behalf of the Individual or for any entity in which the Individual shall have a direct or indirect interest (or any subsidiary or Affiliate of any such entity), whether as a proprietor, partner, co-venturer, financier, investor, Individual, representative or otherwise.

(iii) As a material inducement to Buyer to enter into the Purchase Agreement, the Individual further covenants and agrees that, during the Covenant Period, except if the Individual is acting as a consultant, employee or agent of the Company or Buyer solely for the benefit of the Company or Buyer in connection with the Restricted Business and in accordance with the Company’s or Buyer’s business practices and employee policies, as determined from time to time by the Company’s or Buyer’s Board of Directors or Managers, as applicable, the Individual shall not, directly or indirectly, hire or engage or attempt to hire or engage any individual who shall have been a consultant or employee of the Company, Buyer or any of their Affiliates at any time during the Covenant Period, or take any other action that is intended to induce any employee or consultant to terminate his or her relationship with Buyer, the Company or any of their Affiliates, whether for or on behalf of the Individual or for any entity in which the Individual shall have a direct or indirect interest (or any subsidiary or Affiliate of any such entity), whether as a proprietor, partner, co-venturer, financier, investor, Individual, representative or otherwise.

(f) Publicity. As a material inducement to Buyer to enter into the Purchase Agreement, the Individual covenants and agrees that, during the Covenant Period, the Individual shall not, for any reason whatsoever, directly or indirectly, individually or in conjunction with any other Person, publish, or otherwise orally communicate under circumstances reasonably likely to become public, any statement that is factually inaccurate and materially detrimental to the Company, Buyer or any of their Affiliates.

(g) Injunctive Relief. The Individual understands and agrees that the Company and Buyer shall suffer irreparable harm in the event that the Individual or any of his or her Affiliates breaches any of the provisions of this Section 1, and that monetary damages shall be inadequate to compensate the Company and Buyer for such breach. Accordingly, the Individual agrees that, in the event of a breach by the Individual or any of his or her Affiliates of any of the provisions of this Section 1, in addition to, and not in limitation of, any other rights, remedies or damages available to the Company and Buyer at law or in equity, the Company and Buyer shall be entitled to a temporary restraining order, preliminary injunction and permanent injunction in order to prevent or to restrain any such breach by the Individual or by any or all of the Individual’s Affiliates, partners, co-venturers, representatives and any and all persons directly or indirectly acting for, on behalf of or with the Individual.

(h) Reasonableness of Restrictions.

(i) THIS AGREEMENT IS ENTERED INTO IN CONNECTION WITH THE PURCHASE AGREEMENT. THE COVENANTS OF THE INDIVIDUAL CONTAINED IN THIS AGREEMENT ARE A MATERIAL PART OF THAT TRANSACTION, AND BUYER WOULD NOT HAVE ENTERED INTO THE PURCHASE AGREEMENT WITHOUT THEM. THE INDIVIDUAL HAS CAREFULLY READ AND CONSIDERED THE PROVISIONS OF THIS SECTION 1 AND, HAVING DONE SO, AGREES THAT THE RESTRICTIONS SET FORTH HEREIN ARE FAIR AND REASONABLE AND ARE REASONABLY REQUIRED FOR THE PROTECTION OF THE INTERESTS OF THE COMPANY AND BUYER AND THEIR RESPECTIVE STOCKHOLDERS, MEMBERS, OFFICERS, DIRECTORS, EMPLOYEES AND EXECUTIVES.

(ii) If, in any judicial proceeding, the court shall refuse to enforce all of the separate covenants contained in this Section 1 because the time limit is excessive, it is expressly understood and agreed between the parties hereto that for purposes of such proceeding such time limitation shall be deemed reduced to the extent necessary to permit enforcement of such covenants. If, in any judicial proceeding, the court shall refuse to enforce all of the covenants contained in this Section 1 because the court deems them to be more extensive (whether as to geographic area, scope of business or otherwise) than necessary to protect the business and goodwill of the Company and Buyer, it is expressly understood and agreed between the parties hereto that for purposes of such proceeding the geographic area, scope of business or other aspect shall be deemed reduced to the extent necessary to permit enforcement of such covenants.

(iii) The term of the covenants contained in this Section 1 shall be tolled for the period commencing on the date any successful action is filed for injunctive relief or damages arising out of a breach of this Section 1 by the Individual and ending upon the successful enforcement of such injunctive relief.

(iv) The parties acknowledge that the time, scope of business, geographic area and other provisions of this Agreement have been specifically negotiated by sophisticated commercial parties. This Agreement has been reviewed by counsel for Eagle, and the Individual has had the opportunity to consult independently with counsel and to be advised in all respects concerning the reasonableness and propriety of the covenants contained herein, with specific regard to the Restricted Business, and represents that the Agreement is intended to be, and shall be, fully enforceable and effective in accordance with its terms.

2. No Conflicts. The Individual certifies that he has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude the Individual from complying with the provisions hereof, and further certifies that the Individual will not enter into any such conflicting agreement during the term of this Agreement.

3. Governing Law.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Colorado, without regard to its principles of conflicts-of-law or choice-of-law. Any legal action or proceeding against any party with respect to this Agreement or the transactions consummated hereunder shall be brought exclusively in the state or federal courts located in the County of Denver, State of Colorado, and by execution and delivery of this Agreement the parties hereby irrevocably accept the exclusive jurisdiction of such courts.

4. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed, dispatched or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) or dispatched by reputable overnight delivery service to the parties at the following addresses (or at such other address for a party as shall be specified by notice given pursuant to this Section 4) or sent by electronic transmission to the facsimile number specified below (or to such other facsimile number for a party as shall be specified by notice given pursuant to this Section 4):

If to Buyer, addressed to it at:

Pacific Ethanol, Inc.
5711 N. West Avenue
Fresno, CA 93711
Attn.: Neil Koehler
Facsimile: (559) 435-1478

With copies to:

Pacific Ethanol, Inc.
5711 N. West Avenue
Fresno, CA 93711
Attn.: General Counsel
Facsimile: (559) 435-1478

Cooley Godward Kronish LLP
380 Interlocken Crescent, Suite 900
Broomfield, Colorado 80021
Attn: Francis Wheeler, Esq.
Facsimile: (720) 566-4099

If to the Company, addressed to it at:

Front Range Energy, LLC
Tel: (970) 674-2910
Facsimile: (970) 674-2914

With a copy to:

If to the Individual, to him or her at the address listed on the signature page attached hereto;

With a copy to:

Dorsey & Whitney LLP
50 South Sixth Street, Suite 1500
Minneapolis, MN 55402
Attn: Robert G. Hensley
Tel: (612) 340-2655
Fax: (612) 340-7800

5. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

7. Modification; No Waiver. No change, modification or waiver hereof shall be valid or binding unless the same is in writing and signed by the party against whom such change, modification or waiver is sought to be enforced; moreover, no valid waiver of any provision of this Agreement at any time shall be deemed a waiver of any other provision of this Agreement at such time or will be deemed a valid waiver of such provision at any other time; provided, further, that nothing in this agreement may be changed, modified, waived or superceded by any agreement which does not specifically make reference to this Agreement (even if such agreement indicates that it supercedes all prior agreements relating to the subject matter hereof).

8. Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder.

9. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10. Assignment. Subject to the terms hereof, Buyer and the Company may expressly assign their rights under this Agreement to (i) any Affiliate at any time or (ii) any Person in connection with a merger, sale or transfer of all or substantially all of the assets of Buyer or the Company to such Person, without the consent of the Individual.

11. Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

12. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

13. Expenses. The prevailing party in any controversy hereunder shall be entitled to reasonable attorneys’ fees and expenses.

14. Indemnification. The Individual agrees to save and hold Buyer, the Company and their Affiliates harmless from and against all Losses whatsoever (including reasonable attorneys’ fees) arising out of the breach by the Individual of his obligations under Section 1 of this Agreement and the enforcement of such section of this Agreement by Buyer, the Company and any of their Affiliates. The foregoing shall be in addition to, and not in limitation of, any rights Buyer, the Company and any of their Affiliates may have against the Individual arising in connection with this Agreement.

[Signature Page Follows.]

IN WITNESS WHEREOF, Buyer, the Company and the Individual have executed this Non-Competition Agreement as of the date first written above.

BUYER:

PACIFIC ETHANOL, INC.

By:__________________________________
Name:________________________________
Title:_________________________________

THE COMPANY:

FRONT RANGE ENERGY, LLC

By:__________________________________
Name:________________________________
Title:_________________________________

THE INDIVIDUAL:

Name:  _______________________________
Address:  _____________________________
Facsimile: _____________________________